Exhibit 99

USANA Health Sciences Announces Plans to Open in the Philippines

Kicks off Its Annual International Convention in Salt Lake City, Utah

SALT LAKE CITY--(BUSINESS WIRE)--USANA Health Sciences, Inc. (NASDAQ: USNA) today announced it plans to begin operations in the Philippines by early 2009. It will be the company’s 14th global market. Approximately 8,000 Associates and guests were in attendance at USANA’s international convention in Salt Lake City to hear this announcement.

According to the Direct Selling Association of the Philippines, annual direct selling revenues total about $500 million. As one of the 25 largest markets globally for direct sales, this country offers a significant direct selling opportunity.

“Entering the Philippines broadens USANA’s international reach and we are excited to offer many of our Associate leaders an opportunity to expand their organizations into a market where they already have strong ties,” said Dave Wentz, USANA chief executive officer. “We believe this market will be another strong part of our growing international portfolio.”

About USANA

USANA Health Sciences develops and manufactures high-quality nutritionals, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Malaysia, Mexico, the Netherlands and the United Kingdom.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Riley Timmer, 801-954-7922
Investor Relations
investor.relations@us.usana.com
Media contact:
Dan Macuga, 801-954-7280
Public Relations
Dan.Macuga@us.usana.com